Exhibit 99.1

Vertical Branding, Inc. Announces Second Consecutive Quarterly Profit

Tuesday May 15, 4:05 pm ET

Company Achieves 1st Quarter EBITDA of Approximately $1.3 Million and Net Income of Approximately $0.5 Million

LOS ANGELES, May 15, 2007 (PRIME NEWSWIRE) -- Vertical Branding, Inc. (OTC BB:VBDG.OB - News), a consumer products branding, marketing, and distribution company, announced its first quarter financial results today, including net income of approximately $0.5 million, and earnings before interest, tax, depreciation and amortization expenses (``EBITDA'') of approximately $1.3 million. This marks the company's second consecutive quarterly profit after losses during the nine months ended September 30, 2006, the first three full fiscal quarters after the company's acquisition of Worldwide Excellence Inc. at the end of 2005. First quarter net income is up from $0.3 million in the fourth quarter of fiscal 2006 and compares to a loss of roughly $1.2 million for the same period of the prior year. Earnings per share for the quarter ended March 31, 2007, were $0.02, compared to a loss of $0.07 per share for the same quarter of the prior year. The results announced today also represent the third consecutive quarter of positive EBITDA for Vertical Branding, and compare to a loss on an EBITDA basis of over $0.9 million for the first quarter of the prior year. The company's first quarter consolidated net revenues were $12.8 million, a 166% increase over net revenues of $4.8 million for the same period of the prior year.

``We believe that our first quarter results continue to validate our strategy and the ability of our management team to execute our plan,'' said Nancy Duitch, CEO of Vertical Branding, Inc. ``With three quarters of improving results since repositioning the company in August 2006, we are pleased that our unique approach to marketing, branding and distributing consumer products is bearing fruit. Our goals for the remainder of the year are to continue to service the market for our existing products and brands and to successfully launch additional products in our pipeline.''

Vertical Branding further announced that first quarter segment sales were approximately $5.9 million and $6.7 million for retail distribution and transactional marketing respectively. The company's retail distribution segment began in August 2006 with its acquisition of the consumer products division of Adsouth Partners, Inc. Sales from real estate activities in the first quarter were equivalent to those of the fourth quarter 2006, or approximately $0.2 million.

``Our success depends upon our ability to develop layered revenue streams for our products and brands, which we build through multi-media transactional marketing, and to further extend the lifecycle of our products through our expertise in retail distribution,'' said Alan H. Gerson, President and COO of Vertical Branding. ``Our focus on excellence in execution within this general strategy has driven our recent results and is core to continued performance.''

Non-GAAP Income

EBITDA included in this press release is a non-GAAP measure that is defined as net income from continuing operations, excluding the effects of interest, income taxes, depreciation and amortization expenses. Interest expense for the first quarter of 2007 was approximately $354,000. Tax expense for the first quarter was approximately $19,000. Depreciation and amortization expenses for the first quarter 2007 were approximately $440,000, which includes stock-based compensation expense of approximately $162,000.

EBITDA as defined above may not be similar to non-GAAP income measures used by other companies. The company believes that EBITDA provides useful information to investors about the company's performance because it eliminates the effects of period to period changes in costs associated with capital investments, impairment of assets related to those investments, interest on debt and capital lease obligations, and non-cash compensation expense that we do not believe are reflective of the underlying performance of the Company's business operations. Management uses EBITDA in evaluating the overall performance of the company's business operations.

Although management finds EBITDA useful for evaluating aspects of the company's business, its reliance on this measure is limited because the excluded items often have a material effect on the company's earnings and earnings per share calculated in accordance with GAAP. Therefore, management always uses EBITDA in conjunction with GAAP earnings measures. The company believes that EBITDA provides investors with an additional tool for evaluating the Company's core performance, which management uses in its own evaluation of performance, and a base line for assessing the future earnings potential of the company. While the GAAP results are more complete, the company provides investors with this supplemental metric since, with reconciliation to GAAP, it may allow for greater insight into the Company's financial results.

About Vertical Branding, Inc.
Vertical Branding, Inc. (OTC BB:VBDG.OB - News) is a consumer products, branding, marketing, and distribution company. The Company takes an integrated vertical marketing approach to brand building utilizing a variety of media channels, including television, online media, and print advertising. The Company also has established retail, catalog, and international product distribution channels to drive consumer sales. The Company's focus is on finding appealing and high quality products that meet a real need in the marketplace with emphasis on the health, beauty, relationship, personal care, and house ware product categories.

Information Regarding Forward-Looking Statements
Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, product demand, market competition, and risks inherent in our operations. These and other risks are described in our filings with the Securities and Exchange Commission. We assume no obligation to update these forward-looking statements. This document is only for the general information of shareholders, potential investors and other interested parties, and is not to be construed as an offer to sell or the solicitation of an offer to buy any securities. The opinions expressed herein are the current opinions of management as of the date appearing on this document.

Contact:

          Aurelius Consulting Group, Inc.

          (407) 644-4256 ext. 107

          info@aurcg.com

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Source: Vertical Branding, Inc.